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                                                                EXHIBIT 23.2



                         CONSENT OF INDEPENDENT AUDITORS



We consent to the reference to our firm under the caption "Experts" and to the use of our report dated February 5, 2003 except for Notes 1 and 10, as to which the date is March 25, 2003, with respect to the consolidated financial statements of National Steel Corporation and Subsidiaries (Debtor-in-Possession) incorporated by reference in the Registration Statement (Form S-3) and the related Prospectus of United States Steel Corporation for the registration of its debt securities, common stock, stock purchase units, preferred stock and depositary shares, warrants, and stock purchase contracts.




/s/ Ernst & Young LLP
Indianapolis, Indiana
January [  ], 2003